EXHIBIT 15.1

The Board of Directors
International Speedway Corporation


   We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3) of International Speedway Corporation for the registration of 4,000,000 shares of its Class A Common Stock of our reports dated January 29, 1996, April 5, 1996 and July 5, 1996, relating to the unaudited condensed consolidated interim financial statements of International Speedway Corporation that are included in its Forms 10-Q for the quarters ended November 30, 1995, February 29, 1996, and May 31, 1996.


   Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.

                                 Ernst & Young LLP


Jacksonville, Florida
October 29, 1996